Exhibit 99.1

CONTACT:	Rick Howe
Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS

SECOND QUARTER 2011 FINANCIAL RESULTS

Signed 602,500 SF of Leasing and Continued Strong Same Property Cash NOI Growth – up 6.8% Year-Over-Year

SAN DIEGO, Calif. - August 3, 2011 - BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•

Generated record total revenues for the third consecutive quarter of $106.8 million, up 14.9% from $92.9 million in the same period in 2010. Rental revenues for the quarter increased by 12.5% to $81.4 million from $72.4 million in the same period in 2010, also the highest in the company’s history for the third consecutive quarter.

•	Executed 20 leasing transactions representing approximately 602,500 square feet, the fifth consecutive quarter with an increase in total leasing volume:

•	Twelve new leases totaling approximately 500,100 square feet.

•	Eight lease renewals totaling approximately 102,400 square feet.

•	The current operating portfolio’s leased percentage was approximately 90.5% leased at quarter end.

•	Increased same property net operating income on a cash basis for the quarter by 6.8% and increased the same property leased percentage by 290 basis points as compared to the same period in 2010.

•

Acquired Ardsley Park, a life science campus in Ardsley, New York, for $18.0 million comprising approximately 160,500 square feet of laboratory and office space and 500,000 square feet of future redevelopment and development potential. Concurrently, the company announced the signing of a new 15-year lease with Acorda Therapeutics, Inc. for approximately 138,200 square feet of laboratory and office space. Pursuant to the lease agreement, BioMed will proceed on an extensive renovation of the property over the next twelve months, bringing the estimated total investment in the property upon lease commencement to approximately $36.0 million.

•

Acquired the 1701 / 1711 Research Boulevard property in Rockville, Maryland comprising approximately 104,700 square feet of existing office space for redevelopment and an additional 145,000 square feet of future development potential for a total investment of approximately $17.5 million.

•	Acquired 450 Kendall Street in Cambridge, Massachusetts comprising approximately 33,500 square feet of development potential in the Kendall Square area for $5.0 million.

•

Increased funds from operations (FFO) for the quarter to $42.1 million ($0.29 per diluted share), as compared to $33.1 million ($0.27 per diluted share) in the second quarter of 2010, an increase of 27.1%.

•

Increased adjusted funds from operations (AFFO) for the quarter to $38.3 million ($0.27 per diluted share), as compared to $30.0 million ($0.24 per diluted share) in the second quarter of 2010, an increase of 27.4%.

•	Reported net income available to stockholders for the quarter of $3.6 million ($0.03 per diluted share), as compared to $4.2 million ($0.04 per diluted share) for the same period in 2010.

•	Added Robert M. Sistek as Vice President, Finance. Prior to joining BioMed, Mr. Sistek was Senior Vice President of Capital Markets at CoreSite Realty Corporation.

Subsequent to quarter end, the company:

•	completed early delivery of its Gazelle Court property, a 176,000 square foot build-to-suit research facility for Isis Pharmaceuticals, Inc. in Carlsbad, California; and

•	entered into a new $750 million unsecured revolving credit facility, replacing the previous unsecured revolving credit facility which had a maturity date of August 1, 2011.

Alan D. Gold, Chairman and Chief Executive Officer of BioMed, commented, “The best-in-class BioMed team produced yet another outstanding, record-breaking quarter with total revenues and rental revenues. We increased gross leasing volume for the fifth consecutive quarter to over 602,000 square feet. This puts us at 1.4 million square feet, 16% above our five-quarter leasing goal of 1.2 million square feet with six months still remaining. In addition, we continued to pursue our highly disciplined investment strategy in the second quarter, highlighted by our new Ardsley Park campus where we were able to add a very desirable property to our New York portfolio and concurrently sign a long-term lease with a top-tier tenant in Acorda Therapeutics, which we expect to result in a superior risk-adjusted rate of return. This high level of operating success continues to drive exceptional top-line and bottom-line results and provides further evidence of the power of building a business on the foundation of providing high-quality, well-located real estate to the life science industry.”

Second Quarter 2011 Financial Results

Total revenues for the second quarter were $106.8 million, compared to $92.9 million for the same period in 2010, an increase of 14.9%, and the highest in the company’s history for the third consecutive quarter. Rental revenues for the second quarter were $81.4 million, compared to $72.4 million for the same period in 2010, an increase of 12.5%, also the highest in the company’s history for the third consecutive quarter.

The current operating portfolio’s leased percentage increased to 90.5% as of June 30, 2011. Same property net operating income on a cash basis increased 6.8% for the quarter compared to the same period in 2010, primarily driven by sustained leasing success, commencement of cash rents, and contractual rent escalations.

Net income available to common stockholders for the second quarter was $3.6 million, or $0.03 per diluted share, compared to $4.2 million, or $0.04 per diluted share, for the same period in 2010. FFO for the quarter was $42.1 million, or $0.29 per diluted share, compared to $33.1 million, or $0.27 per diluted share, for the same period in 2010. AFFO for the quarter was $38.3 million, or $0.27 per diluted share, compared to $30.0 million, or $0.24 per diluted share, for the same period in 2010.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Portfolio Update

During the quarter ended June 30, 2011, the company executed 20 leasing transactions representing approximately 602,500 square feet, the fifth consecutive quarter with an increase in leasing volume, comprised of:

•	Twelve new leases totaling approximately 500,100 square feet, including:

•	a new 263,500 square foot lease with Logitech, Inc. at the company’s Pacific Research Center in Newark, California;

•	a new 138,200 square foot lease with Acorda Therapeutics, Inc. at the company’s newly acquired Ardsley Park campus in Ardsley, New York;

•

a new 20,400 square foot lease with Living Proof, Inc. at 301 Binney Street in Cambridge, Massachusetts which is owned through the company’s joint venture with institutional investors advised by Prudential Real Estate Investors; and

•	a new 16,600 square foot lease with Pfizer, Inc. at the Center for Life Science | Boston, which is now 98% leased as a result of this transaction.

•

Eight leases amended to extend their terms, totaling approximately 102,400 square feet, including a 39,500 square foot lease extension with MedImmune, LLC at the 55 and 65 West Watkins Mill Road property in Gaithersburg, Maryland.

During the quarter ended June 30, 2011, the company completed the following acquisitions:

•

Ardsley Park, a life science campus in Ardsley, New York, for $18.0 million comprising approximately 160,500 square feet of laboratory and office space and 500,000 square feet of future redevelopment and development potential. Concurrently, the company announced the signing of a new 15-year lease with Acorda Therapeutics, Inc. for approximately 138,200 square feet of laboratory and office space. Pursuant to the lease agreement, BioMed will proceed on an extensive renovation of the property over the next twelve months, bringing the estimated total investment in the property upon lease commencement to approximately $36.0 million.

•

1701 / 1711 Research Boulevard in Rockville, Maryland, for $17.5 million consisting of a single building comprising approximately 104,700 square feet of laboratory and office space and approximately 145,000 square feet of development potential.

•	450 Kendall Street in Cambridge, Massachusetts comprising approximately 33,500 square feet of development potential in the Kendall Square area for $5.0 million.

At June 30, 2011, the company’s total portfolio comprised 12.3 million square feet, with an additional 3.5 million square feet of development potential. The current operating portfolio’s leased percentage was approximately 90.5% leased at quarter end.

Subsequent to quarter end, the company completed the early delivery of its Gazelle Court property, a 176,000 square foot build-to-suit research facility for Isis Pharmaceuticals, Inc. in Carlsbad, California, with Isis leasing the new building for a 20-year term.

The company’s property portfolio included the following as of June 30, 2011:

Rentable Square Feet
Current operating	9,395,591
Long-term lease up	1,389,517
Redevelopment	357,817
Development	176,000
Unconsolidated partnership portfolio	954,558

Total property portfolio	12,273,483
Development potential	3,506,937

Total portfolio	15,780,420

Financing Activity

Subsequent to the quarter end, the company entered into a new $750 million unsecured revolving credit facility, replacing the previous unsecured revolving credit facility which had a maturity date of August 1, 2011. The new facility matures on July 13, 2015, and can be extended for one year at the company’s option. In addition, the terms of the new agreement permit BioMed to increase the amount of the facility to $1.25 billion after satisfying certain conditions. Interest paid on drawings under the new facility is set at LIBOR plus 155 basis points, subject to adjustments based on changes to BioMed’s credit ratings.

In addition, in July 2011, the company voluntarily prepaid a $17.5 million previously outstanding mortgage on the company’s Towne Centre Drive property in San Diego, California which had an interest rate of 7.95%.

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a second quarter 2011 dividend of $0.20 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from April 16, 2011 through July 15, 2011.

Earnings Guidance

The company narrowed its previously disclosed 2011 guidance as set forth and reconciled below.

2011
(Low - High)
Projected net income per diluted share available to common stockholders	$0.12 - $0.16
Add:
Noncontrolling interests in operating partnership	$0.00
Real estate depreciation and amortization	$1.04
Projected FFO per diluted share	$1.16 - $1.20

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, August 4, 2011 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling 800-299-0433

(domestic) or 617-801-9712 (international) with call ID number 98536455. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, August 4, 2011 until midnight Pacific Time on Tuesday, August 9, 2011 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using access code 24888378.

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in properties comprising approximately 12.3 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Investments in real estate, net	$3,584,259	$3,536,114
Investments in unconsolidated partnerships	55,313	57,265
Cash and cash equivalents	12,033	21,467
Restricted cash	6,614	9,971
Accounts receivable, net	2,486	5,874
Accrued straight-line rents, net	116,896	106,905
Acquired above-market leases, net	26,340	30,566
Deferred leasing costs, net	123,299	125,060
Deferred loan costs, net	12,325	11,499
Other assets	53,285	55,033

Total assets	$3,992,850	$3,959,754

LIABILITIES AND EQUITY
Mortgage notes payable, net	$623,121	$657,922
Exchangeable senior notes, net	199,706	199,522
Unsecured senior notes, net	645,246	247,571
Unsecured line of credit	121,200	392,450
Security deposits	11,571	11,749
Dividends and distributions payable	31,089	27,029
Accounts payable, accrued expenses and other liabilities	79,274	98,826
Derivative instruments	580	3,826
Acquired below-market leases, net	7,201	7,963

Total liabilities	1,718,988	1,646,858
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at June 30, 2011 and December 31, 2010	222,413	222,413
Common stock, $.01 par value, 200,000,000 shares authorized, 131,259,602 and 131,046,509 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1,313	1,310
Additional paid-in capital	2,371,762	2,371,488
Accumulated other comprehensive loss	(66,880)	(70,857)
Dividends in excess of earnings	(264,507)	(221,176)

Total stockholders’ equity	2,264,101	2,303,178
Noncontrolling interests	9,761	9,718

Total equity	2,273,862	2,312,896

Total liabilities and equity	$3,992,850	$3,959,754

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Rental	$81,436	$72,380	$161,653	$142,980
Tenant recoveries	24,821	20,273	49,402	41,099
Other income	541	259	1,288	1,589

Total revenues	106,798	92,912	212,343	185,668

Expenses:
Rental operations	21,162	17,077	41,678	34,928
Real estate taxes	10,338	8,703	21,020	17,424
Depreciation and amortization	35,788	26,469	69,625	55,385
General and administrative	7,519	6,449	14,940	12,718
Acquisition related expenses	334	1,819	653	1,968

Total expenses	75,141	60,517	147,916	122,423

Income from operations	31,657	32,395	64,427	63,245
Equity in net loss of unconsolidated partnerships	(466)	(100)	(1,115)	(377)
Interest income	79	51	204	71
Interest expense	(23,457)	(21,870)	(44,772)	(43,131)
Gain/(loss) on derivative instruments	383	(497)	(628)	(347)
Loss on extinguishment of debt	(249)	(1,444)	(292)	(2,265)

Net income	7,947	8,535	17,824	17,196
Net income attributable to noncontrolling interests	(68)	(95)	(175)	(216)

Net income attributable to the Company	7,879	8,440	17,649	16,980
Preferred stock dividends	(4,241)	(4,241)	(8,481)	(8,481)

Net income available to common stockholders	$3,638	$4,199	$9,168	$8,499

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.03	$0.04	$0.07	$0.08

Weighted-average common shares outstanding:
Basic	129,858,098	109,707,274	129,815,154	104,000,339

Diluted	132,840,932	113,956,077	132,803,097	108,298,135

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and six months ended June 30, 2011 and 2010 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income available to the common stockholders	$3,638	$4,199	$9,168	$8,499
Adjustments:
Noncontrolling interests in operating partnership	82	109	207	237
Interest expense on Notes due 2030	1,688	1,688	3,375	3,194
Depreciation and amortization - unconsolidated partnerships	944	694	1,865	1,357
Depreciation and amortization - consolidated entities	35,788	26,469	69,625	55,385
Depreciation and amortization - allocable to noncontrolling interest of consolidated joint ventures	(26)	(22)	(52)	(43)

Funds from operations available to common shares and units - diluted	$42,114	$33,137	$84,188	$68,629

Funds from operations per share - diluted	$0.29	$0.27	$0.58	$0.58

Weighted-average common shares and units outstanding - diluted (1)	144,254,164	123,870,153	144,262,597	118,212,211

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of FFO to AFFO for the three and six months ended June 30, 2011 and 2010 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Funds from operations available to common shares and Units - diluted	42,114	33,137	84,188	68,629
Adjustments:
Recurring capital expenditures and tenant improvements	(4,520)	(1,817)	(6,565)	(4,651)
Leasing commissions	(1,140)	(743)	(2,029)	(1,530)
Non-cash revenue adjustments	(3,420)	(7,552)	(4,961)	(14,679)
Non-cash debt adjustments	3,075	4,496	6,155	7,806
Non-cash equity compensation	1,785	1,725	3,656	3,514
Depreciation included in general and administrative expenses	392	359	778	706
Share of non-cash unconsolidated partnership adjustments	(9)	433	33	676

Adjusted funds from operations available to common shares and units	38,277	30,038	81,255	60,471

Adjusted funds from operations per share - diluted	$0.27	$0.24	$0.57	$0.51

Weighted-average common shares and units outstanding - diluted (1)	144,254,164	123,870,153	144,262,597	118,212,211

(1)	The three months ended June 30, 2011 and June 30, 2010 include 10,017,858 and 9,914,076 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method, respectively. The three months ended June 30, 2011 includes 1,395,374 shares of unvested restricted stock, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate AFFO by adding to FFO: (a) amounts received pursuant to master lease agreements on certain properties, which are not included in rental income for GAAP purposes, (b) non-cash revenues and expenses, (c) recurring capital expenditures and tenant improvements, and (d) leasing commissions.

Our computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.